                                                       EXHIBIT 11


                HOME PROPERTIES OF NEW YORK, INC.
           COMPUTATION OF PER SHARE EARNINGS SCHEDULE
        (In Thousands, Except Shares and Per Share Data)


                                   Years Ended
                            --------------------------
                                                        08/04/94
                            December 31,  December 31,  Through
                               1996          1995       12/31/94
Primary Shares
Outstanding:
Weighted average number of     5,601,027     5,408,474   5,408,230
shares outstanding
Net effect of dilutive            31,097             -           -
stock options (1)              ---------     ---------   ---------
TOTAL                          5,632,124     5,408,474   5,408,230
                               =========     =========   =========

Fully-diluted Shares
Outstanding:
Weighted average number of
shares outstanding             5,601,027     5,408,474   5,408,230
Net effect of dilutive           105,617             -           -
stock options(1)               ---------     ---------   ---------
TOTAL                          5,706,644     5,408,474   5,408,230
                               =========     =========   =========
Income before                     $4,147        $4,045      $2,385
extraordinary item
Extraordinary item                     -       (1,249)     (2,498)
                               ---------     ---------   ---------
Net income (loss)                 $4,147        $2,796      ($113)
                               =========     =========   =========
Primary Earnings Per Share
(2):
Income before                       $.74          $.75        $.44
extraordinary item
Extraordinary item                     -        ($.23)      ($.46)
                               ---------     ---------   ---------
Net income (loss)                   $.74          $.52      ($.02)
                               =========     =========   =========
Fully-diluted Earnings Per
Share (3):
Income before                       $.73          $.75        $.44
extraordinary item
Extraordinary item                     -        ($.23)      ($.46)
                               ---------     ---------   ---------
Net income (loss)                   $.73          $.52      ($.02)
                               =========     =========   =========


(1) The net effect is based upon the treasury stock method using average market prices during the periods presented for the primary amounts, and the higher of the average market prices or the market price at year-end for the fully-diluted amounts.

(2) Primary earnings per share for the years presented have been reported on the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.

(3) Since fully-diluted earnings per share are not materially dilutive, such amounts were not presented in the Company's financial statements.